Exhibit 99.1

Shareholder Update: Creative Medical Technology Holdings, Inc. Continues To Extinguish Debt

PHOENIX, April 30, 2018 /PRNewswire/ – Creative Medical Technology Holdings, Inc. (OTCQB-CELZ) announced today that debt to two lenders in the amount of $163,000.00 has been retired.

As previously announced Creative Medical Technology Holdings, Inc. has taken on debt in order to advance our technologies and continue towards our goal of commercialization and cash flow.

“We continue to focus on advancing commercialization of our CaverStem™ procedure for the treatment of Erectile Dysfunction and the development of our issued patents for degenerative disc disease (StemSpine™) and our amniotic derived stem cell (AmnioStem™), as well as patents pending in the area of neurological damage due to radiation toxicity and stroke, amongst others. It is also our goal to continue to develop novel approaches to regenerative medicine which will broaden our intellectual property pipeline,” said Timothy Warbington, CEO of Creative Medical Technology Holdings, Inc.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverStem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.